EXHIBIT 10.11

Note:   Portions of this exhibit indicated by “[*]” are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of this Company’s confidential treatment request.

PRODUCT SUPPLY AGREEMENT

THIS PRODUCT SUPPLY AGREEMENT (“Agreement”) is made and entered into as of the 23rd day of December, 2003 (“Effective Date”) by and between Airspan Networks, Inc., a corporation organized under the laws of the Sate of Washington (“Buyer”) and Nortel Networks Limited, a corporation organized under the laws of Canada (“Nortel Networks”).

RECITALS

WHEREAS, Nortel Networks and the Buyer are parties to that certain Purchase and Sale Agreement, dated as of December 23, 2003 (“Purchase Agreement”), pursuant to which certain assets of Nortel Networks’ Fixed Wireless Access Business are being purchased by the Buyer;

WHEREAS, in connection with such purchase, the Buyer wishes to engage Nortel Networks and certain of its Affiliates to provide certain Services (as hereinafter defined);

WHEREAS, although Nortel Networks and its Affiliates are not in the business of providing such Services to unaffiliated entities, Nortel Networks is willing to provide the Services, or to cause one of its Affiliates or a third party to provide the Services, that Nortel Networks and its Affiliates use in the operations of their own businesses, to the Buyer and the Buyer Subsidiaries, for the convenience of the Buyer, under the terms and conditions specified herein; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that Nortel Networks and the Buyer enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0     THE SERVICES

1.1     Definitions

Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Purchase Agreement.

“Base Station Circuit Pack” shall mean a FWA base station unit sub-assembly listed on Exhibit 1 hereto.

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“Base Station Product” shall mean a FWA base station unit listed in Exhibit 1 hereto.

“BOM” means bill of materials.

“Business Case” means the information set forth in Schedule D to the Purchase Agreement.

“Calgary Facility” means that Calgary Westwinds facility located at 5111 47th Street North East, Calgary, Alberta, Canada.

“End User(s)” means a person or entity that acquires FWA Products for its internal business use and not for resale.

“FWA Product(s)” means the Base Station Products, the Base Station Circuit Packs, and the RSS Products specified in Exhibit 1 hereto that Nortel Networks is authorized by the Buyer to acquire and to sell to the Buyer.

“Guadalajara Facility” means Solectron’s Guadalajara, Mexico facility.

“Milpitas Facility” means Solectron’s Milpitas, California facility.

“Order Management Rate” means One Hundred and Eighty-eight Thousand dollars (US$188, 000.00) per person per year or Fifteen Thousand Six Hundred Sixty-six Dollars (US$15,666.00).

“Order Management Services” means purchase order placement, accounts payable and accounts receivable services associated with accepting purchase orders from the Buyer and placing them upon Solectron and Tier 2 Suppliers and any associated services as required.

“Rework” means those services associated with putting a Rework Product in, or restoring it to, conformance with the Specification.

“Rework Product” means a FWA Product in which, during the Warranty Period and before such FWA Product is shipped to an End-User, Nortel Networks or the Buyer discovers a defect or non-conformance to the Specification caused by the Calgary Facility, Solectron, Solectron’s contractor or Solectron’s supplier.

“RSS Product” shall mean a FWA residential subscriber service unit listed in Exhibit 1 hereto.

“Service(s)” means purchasing services and FWA Product return management for rework services that Nortel Networks has agreed to undertake for the Buyer with regard to the FWA Products only.

“Solectron” means Solectron Corporation, its Subsidiaries and Affiliates.

“Specification” means functional information and technical information relating to a FWA Product, and may include the BOM, test procedures, functional and quality goals, assembly documentation, circuit board art work, Gerber files, assembly and fabrication drawings, schematics, other design documents, programs, business plan, manufacturing processes and

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related services, as applicable, as in effect between Nortel Networks and Solectron as of the Closing.

1.2     Parties

For the convenience of the Parties hereto or any other reason, the Parties agree that the delivery and acceptance, respectively, of Services under this Agreement may be directly by the Parties hereto, and/or indirectly through an Affiliate of such Party.  The entities that deliver and accept any such Service shall, upon such delivery and acceptance, become parties to this Agreement as of such date, as fully and completely as if they had executed this Agreement on the date hereof.  Such delivery and acceptance of such Service shall create contractual rights and obligations under this Agreement solely between the entity that delivers such Service and the entity that accepts it.

Additionally, in the case of Nortel Networks, certain Services may be provided by a third-party provider with whom Nortel Networks or a Nortel Networks Affiliate has contracted for such Service (a “Third Party Provider”).  In such instances, Nortel Networks or the Nortel Networks Affiliate who has contracted with such Third Party Provider shall be the party to this Agreement that is deemed to be providing such Service through its Third Party Provider subcontractor.

1.3     Agreement to Provide Services

Subject to the terms and conditions hereof, during the Term, the Buyer hereby engages Nortel Networks, and Nortel Networks hereby accepts such engagement, to provide Services to the Buyer, either directly or through an Affiliate or Third Party Provider as provided in Section 1.2 (“Parties”).  Nortel Networks shall perform the Services in accordance with this Agreement and shall supply FWA Products to the Buyer that conform to the Specifications in effect immediately prior to the Closing.  Nortel Networks shall sell the FWA Products only to the Buyer or its Affiliates.

The Buyer acknowledges and agrees that access to and use of the Services is provided solely for the use of the Buyer and its Affiliates and solely in relation to the FWA Products, during the Term of the Agreement.  The Buyer shall not allow access to or use of Services by any third party without the prior written consent of Nortel Networks, which consent may be granted or withheld in the sole discretion of Nortel Networks.  The Buyer shall use its commercially reasonable efforts to become independent of Nortel Networks, its Affiliates and its Third Party Providers with respect to each of the Services no later than the end of the Term.

1.4     Mutual Cooperation

The Buyer, Nortel Networks and their respective Affiliates shall cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all information that is reasonably requested with respect to the performance of the Services and the transition during the Term; provided, however, that such cooperation must not unreasonably disrupt the normal operations of the Buyer, Nortel Networks and their respective Affiliates.

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2.0.     SCOPE AND GRANT OF RIGHTS

Nortel Networks shall have the right and the Buyer hereby grants to Nortel Networks, to the extent of its legal right to do so, a world-wide, non-exclusive, non-transferable, royalty-free license to use Buyer proprietary information communicated to Nortel Networks by the Buyer during the Term which is reasonably necessary for the conduct of the Services hereunder for the purpose of performing the Services hereunder in connection with the FWA Products.  The Buyer further agrees to provide all such Buyer proprietary information to Nortel Networks in connection with the foregoing license which Nortel Networks deems to be reasonably necessary for the Services.  The Buyer shall retain exclusive rights and title to all Buyer proprietary information provided hereunder.  This license is non-transferable, may be used only in connection with the performance of Services by Nortel Networks under this Agreement, and shall expire on the date on which Nortel Networks obligations to perform the Services terminate under this Agreement.

3.0     PURCHASING PRODUCTS

3.1     Orders

The Buyer shall have the right to acquire FWA Products by issuing one or more written purchase orders signed by an authorized representative (“Order”).  Nortel Networks shall not be obligated under this Agreement to accept an order for any product or service that is not a RSS Product or a Base Station Circuit Pack.  Orders for Base Station Circuit Packs and RSS Products shall be placed by Buyer on or before June 30, 2004.  Nortel Networks shall be obliged to accept or cause its Affiliates to accept such Orders for up to no less in the aggregate than the number of FWA Products set forth in the Business Case for delivery through December 31, 2004.  Notwithstanding the generality of the foregoing, Nortel Networks shall submit a purchase order to Solectron for any excess quantity ordered by the Buyer for delivery prior to December 31, 2004 and, to the extent accepted by Solectron, the Order will be accepted by Nortel Networks hereunder and Nortel Networks shall give notice thereof to the Buyer.  If this Agreement has not been terminated in accordance with its provisions by June 30, 2004, Buyer may submit a purchase order to Nortel Networks for additional Base Station Circuit Packs and RSS Product in an amount greater than the number thereof set forth in the Business Case, and Nortel Networks shall submit such purchase order to Solectron.  To the extent such purchase order is accepted by Solectron, Nortel Networks shall accept such Order placed after June 30, 2004.  Nortel Networks will accept Orders for FWA Product submitted before June 30, 2004 for quantities within the Business Case and for delivery before December 31, 2004.  Nortel Networks will submit for consideration by Solectron Orders submitted prior to June 30, 2004 for a quantity greater than the Business Case but Nortel Networks shall have no obligation to accept an Order to the extent any Order is rejected by Solectron.  In addition, Nortel Networks will submit for consideration by Solectron Orders submitted after June 30, 2004 and before December 31, 2004 for any quantity but Nortel Networks shall have no obligation to accept such Order to the extent it is rejected by Solectron.

The Buyer may not cancel an Order after it has been placed.

All Orders shall reference this Agreement.  All Orders shall specify the quantity, price, Nortel Networks’ part number, billing address, requested delivery dates, and any other special instructions, as applicable.  All Orders will be governed by and cannot alter the terms and

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conditions of this Agreement.  Nortel Networks will respond to the Order within three (3) business days of receipt with either acceptance or notification of any requirements or terms that are not acceptable.  In the latter case, the Parties will negotiate in good faith to resolve any unacceptable matters and agree upon an Order that is acceptable to them.  Nortel Networks’ written or electronic communication accepting the Order or shipment of FWA Products will be Nortel Networks’ acceptance of the Order.  The Buyer agrees that all electronic Orders issued are equivalent to a written Order, are governed by the terms and conditions of this Agreement and that in the event of any conflict between this Agreement and the Order, this Agreement governs.  The Buyer is responsible for the use and protection from unintended use of all electronic pass codes provided by Nortel Networks and agrees that all Orders submitted using such pass codes are valid and binding Orders authorized by the Buyer.  Orders for FWA Products shall be placed on the specific Nortel Networks entity and at the address specified by Nortel Networks.

The Buyer and each Affiliate that purchases under this Agreement agrees to be jointly and severally liable to Nortel Networks, with respect to each and every obligation which the Buyer and any of the Affiliates may undertake for the purchase of FWA Products pursuant to this Agreement, as if any such purchase was made by the Buyer and each of the Affiliates for their own account.

3.2     Delivery; Title; Risk of Loss

Unless otherwise agreed by the parties to this Agreement in writing, Nortel Networks will deliver RSS Products to Nortel Networks’ warehouse location in Dallas, Texas and Base Station Circuit Packs at the Milpitas Facility (“Delivery”).  Unless the Buyer requests a different mode of transportation, Nortel Networks will ship all FWA Products to the Buyer by surface freight.  The Buyer agrees to pay all transportation, handling, insurance and associated charges, including but not limited to, additional charges for non-standard shipment.

All risk of loss or damage to FWA Products will pass to Buyer upon Delivery.  Title to the FWA Products shall pass to Buyer on Delivery.

Nortel Networks will use commercially reasonable efforts to meet the Buyer’s requested delivery dates but does not guarantee delivery dates.  If there are differences between the Buyer’s requested delivery dates and the delivery dates Nortel Networks is willing to commit to, Nortel Networks shall identify the cause of the discrepancy within the three (3) business days of receipt of the order.  The Parties shall work together within five (5) business days of receipt of such order to agree on firm delivery dates for the FWA Products.

Nortel Networks may make partial deliveries of Orders, provided the parties have agreed in advance thereto in writing.  Delay in delivery of any installment shall not relieve Buyer of its obligation to accept the remaining deliveries.  If the Parties agree on a partial delivery, Buyer will be obliged to make payments in accordance with Section 3.6 (Payment) of this Agreement only for what Nortel Networks has agreed to deliver.

3.3     Price

Nortel Networks shall sell each FWA Product to the Buyer at the same price Nortel Networks paid for the Product.  The price or cost methodology for each FWA Product shall be set out in Exhibit 2 (Cost Methodology and Prices) as amended from time to time.  Each Price is expressed

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in U.S. dollars.  The Price does not include any applicable handling charges, interest charges, insurance charges, cancellation charges, or rescheduling charges, or any applicable sales, use, and/or privilege taxes, all of which will be additionally invoiced to the Buyer.  The Prices for FWA Products from the Guadalajara Facility include outbound freight charges; outbound freight for the FWA Products from the Milpitas Facility will be invoiced to the Buyer.  Nortel Networks shall not invoice the Buyer for any federal or state sales, use, value added or privilege tax provided the Buyer has provided Nortel Networks with a valid exemption certificate.  The Price shall always be deemed to include all charges for any Consumable Material consumed in the production of the FWA Product.

3.4     Implementation of Price Changes

The Parties will review the Price for each FWA Product as specified in Exhibit 1 unless agreed otherwise by the Parties.  If a Price for an FWP Product will change after such review, the Parties will agree on the implementation date of such change.  Agreed upon changes to the Price shall be documented as set forth in the revised Costed BOM; and set forth in a new or amended Order.

The Parties shall meet quarterly unless otherwise agreed by the Parties to implement any price changes pursuant to the methodologies set forth in Exhibit 2.  Agreed upon changes shall be set forth in a new or amended Order for any affected FWA Products

3.5     Expenses and Costs of Transition Services

The Buyer shall reimburse Nortel Networks (or, if applicable and so requested by Nortel Networks, the Nortel Networks Affiliate, Third Party Provider or other third party that paid such expense) for (i) reasonable out-of-pocket expenses incurred by and paid by such Service provider, including but not limited to travel and lodging expenses incurred pursuant to the Buyer’s request; and (ii) any other fees or expenses that the Buyer has agreed to pay pursuant to this Agreement.

Nortel Networks shall invoice the Buyer monthly at the Order Management Rate for the cost of Order Management Services for each month or any part thereof during which Nortel Networks performs Order Management Services.  Nortel Networks will invoice the Buyer for one person for the Calgary Facility and one person for Caribbean and Latin American order management.

3.6     Payment

Except as otherwise stated herein, Nortel Networks will invoice the Buyer as of [*].  Any invoiced amount shall be due and payable [*].  If Buyer disputes any invoice or part thereof, it will notify Nortel Networks prior to the payment due date.  Any part of the invoice not disputed by Buyer will be paid as set forth above.  The parties will negotiate in good faith to resolve any disputed invoice as soon as reasonably possible.  Upon resolution, Buyer will pay any agreed amounts due against the invoice within the terms of the invoice or as otherwise agreed in writing by the parties.  In the event of non-payment, Nortel Networks may suspend performance, FWA Product shipments or otherwise terminate an Order or this Agreement.  All amounts past due shall accrue interest from the thirty-first day following the date of the invoice at the rate of 1% per month (or such lesser rate as may be the maximum permissible rate under applicable law).  The Buyer consents to the sale of receivables arising from this Agreement, in whole or in part,

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including all or any part of any associated rights, remedies, and obligations, by Nortel Networks without further notice and authorizes the disclosure of this Agreement as necessary to facilitate such sale; provided that in no event shall Nortel Networks sell such receivables to any entity that is, or is an Affiliate of, a competitor of the Buyer or Buyer’s Affiliates.

3.7     Taxes

The prices for the FWA Products and the fees for any Services are exclusive of taxes.  The Buyer shall withhold the amount of any tax required to be withheld from payments made to Nortel Networks pursuant to this Agreement.  To assist in obtaining any tax credits for the amounts withheld from payments made by the Buyer hereunder, the Buyer shall promptly furnish Nortel Networks such evidence as may be required by the applicable taxing authorities to establish that any such tax has been paid.  The Buyer shall pay to Nortel Networks the amount of any applicable sales, use or service tax, value-added taxes, goods and services taxes or any other similar taxes that Nortel Networks may be required to collect because of its performance under or in connection with this Agreement (except for any franchise tax, withholding tax (as described above or any tax imposed on Nortel Networks’ net income)).  Nortel Networks shall identify any such tax as a separate line item on each invoice (unless taxes are required under the law of the relevant jurisdiction to be included in the price).  Nortel Networks shall not include any such taxes on the invoice if the Buyer has provided Nortel Networks with its permit number and/or any appropriate certificate of exemption and/or other document or evidence to support its claimed entitlement to exemption from such taxes.  The Buyer shall be solely responsible for ensuring that such exemption applies and shall indemnify and hold Nortel Networks harmless from any taxes (including interest and penalties) which Nortel Networks may be required to pay as a result of its reliance on the Buyer’s certificate of exemption and/or other document or evidence that supports the Buyer’s claimed entitlement to exemption.

3.8     Limited Warranty

The warranty period for each FWA Product is twelve (12) months from the date of manufacture (“Warranty Period”).

Nortel Networks warrants to the Buyer that it has marketable title to the FWA Product sold to the Buyer and that Nortel Networks is either the owner of or has all rights necessary to grant the rights and licenses provided to the Buyer under this Agreement.

Nortel Networks covenants and warrants that during the Warranty Period each FWA Product shall be free from defects in workmanship, shall be free from defects in Material under normal use and operation, and shall conform to the applicable Specification. If a FWA Product does not function as warranted during the Warranty Period Nortel Networks will in its sole discretion either i) make it do so, or ii) replace it with an equivalent FWA Product

The Buyer represents and warrants that it has all right necessary to enter into this Agreement.

No warranty of any kind is provided for failures caused by the inability of a FWA Product to operate in conjunction with hardware or software that is not included in a FWA Product.  The warranty will be voided by misuse, accident, damage or modification, failure to maintain proper physical or operating environment or improper Rework performed by the Buyer.

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THESE WARRANTIES AND LIMITATIONS ARE THE BUYER’S EXCLUSIVE WARRANTIES AND SOLE REMEDIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

The Parties anticipate that after the Closing, Solectron will deal directly with the Buyer regarding warranty repairs of FWA Products sold by Nortel Networks prior to the Closing.  To the extent Solectron is unwilling to deal directly with the Buyer on such FWA Product, Nortel Networks agrees to repair or replace FWA Products sold to its customers prior to the Closing in accordance with the terms of its warranties to its customers and still within the warranty period during the Term.

When the Buyer returns a FWA Product to Nortel Networks under the warranty created by this Section 3.8, the Buyer agrees to ship it prepaid and suitably packaged to a location Nortel Networks designates.  Nortel Networks will send a replacement FWA Product to the Buyer at Nortel Networks’ expense.  Nortel Networks is responsible for loss of or damage to the Buyer’s FWA Product while it is a) in Nortel Networks’ possession or b) in transit back to the Buyer.  Any returned FWA Product becomes Nortel Networks’ property and, subject to Nortel Networks’ receipt of the exchanged FWA Product, its replacement becomes the Buyer’s property.  The replacement FWA Product may not be new but will be in working order and equivalent to the item exchanged.  The Warranty Period for the FWA Product shall be the greater of ninety (90) days from the date of replacement or the remaining FWA Product warranty period.  The Buyer agrees to ensure that returned FWA Product is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered.  Where applicable, the Buyer agrees to follow the problem determination and problem analysis that Nortel Networks specifies.

4.0     TRADEMARKS

The Buyer’s use of trademarks owned by Nortel Networks shall be as set forth in the Purchase Agreement.

5.0     RECORD KEEPING AND REPORTING

Nortel Networks shall maintain true and accurate records, in accordance with generally accepted accounting principles and industry standards, of all FWA Products it sells to the Buyer.  Nortel Networks shall prepare and forward to the Buyer reports reasonably required by the Buyer.

The Buyer shall track all FWA Products by serial number and End User.  Upon request, the Buyer shall provide Nortel Networks with the End User name, the location of any such FWA Product and any applicable serial numbers.  Nortel Networks and any of Nortel Networks’ suppliers shall have a right, upon reasonable notice, to examine all such records.

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6.0.     RESERVED

7.0     CONFIDENTIAL INFORMATION

7.1     Confidentiality Agreement

Nortel Networks and the Buyer acknowledge that Nortel Networks and the Buyer have entered into a Mutual Non-Disclosure Agreement, dated as of April 28, 2003 relating to the transactions contemplated by the Purchase Agreement (and the Ancillary Agreements referred to therein) (the “Confidentiality Agreement”), which shall remain in full force and effect after and notwithstanding the execution and delivery of this Agreement or termination of the same. Notwithstanding the expiration of the “Disclosure Period” (as defined in the Confidentiality Agreement) or the other termination of the Confidentiality Agreement, the information obtained from the Buyer or its Affiliates by Nortel Networks or its representatives or Affiliates or by the Buyer or its representatives or Affiliates from Nortel Networks or any its Affiliates, pursuant to this Agreement or otherwise, shall be deemed “Confidential Information” (as that term is defined in the Confidentiality Agreement) and the Parties agree that Sections 3 through 10 of the Confidentiality Agreement, the terms of which are incorporated by this reference as though set forth in full, shall apply to such information (regardless of whether the Confidentiality Agreement has been terminated).

Notwithstanding the foregoing and notwithstanding any previous agreement between the Parties, for activities under this Agreement that are subject to taxation by the United States, either Party (including its officers, directors, employees, representatives and agents) may disclose to any and all persons without any limitation the tax treatment and tax structure of this Agreement and/or transactions under it, as well as materials detailing the tax treatment and tax structure thereof.  However, the disclosing party will not disclose specific details of this Agreement or any activity or transaction hereunder, not necessary to an understanding of the tax treatment and tax structure thereof, including but not limited to, descriptions of the particular technologies, activities, or developments involved and the identity of the parties involved, unless otherwise required by law.

7.2     Access

The Parties agree that each shall, without charge, provide the other Party (or any Affiliate thereof or Third Party Provider) with such access to the Party’s premises and/or personnel, and such assistance as may reasonably be required for the other Party to perform its obligations under this Agreement.  In addition, if the Buyer has access (either on-site or remotely) to any of Nortel Networks’ computer systems and/or information stores in relation to this Agreement, the Buyer shall limit such access solely to the use of such systems for purposes of this Agreement and shall not access or attempt to access any of Nortel Networks’ computer systems, files, software or services other than those required for this Agreement, or those that are publicly available (e.g., public websites).  The Buyer shall limit such access to those of its employees, agents or contractors with a bona fide need to have such access in connection with this Agreement, and shall follow all of Nortel Networks’ security rules and procedures for restricting access to its computer systems.  All user identification numbers and passwords disclosed to the Buyer and any information obtained by the Buyer as a result of the Buyer’s access to and use of Nortel Networks’ computer systems shall be deemed to be, and treated as, Nortel Networks’

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confidential information hereunder.  Nortel Networks and the Buyer shall cooperate in the investigation of any apparent unauthorized access to any Nortel Networks computer system and/or information stores.  These provisions concerning computer access shall apply equally to any access and use by the Buyer of Nortel Networks’ electronic mail system, Nortel Networks’ electronic switched network, either directly or via a direct inward service access (DISA) or calling card feature, Nortel Networks’ data network or any other property, equipment or service of Nortel Networks, and any third party software not proprietary to Nortel Networks but that may be accessible by the Buyer in connection with this Agreement.

7.3     Irreparable Harm; Remedies

Each Party acknowledges and agrees that any violation or threatened violation by such Party of any of the terms set forth in Section 7.1 hereof would cause irreparable injury to the other Party, that the remedies at law for any violation or threatened violation thereof would be inadequate, and that such other Party will, in addition to and not in limitation of any rights or remedies available at law or in equity, be entitled to temporary and permanent injunctive relief and specific performance without the necessity of proving actual damages.

7.4     Remedies Generally

If Nortel Networks shall be in breach of, or fail to perform any material obligation under this Agreement, the Buyer may, by written notice to Nortel Networks, require the remedy of the breach or the performance of the obligation within thirty (30) days and if Nortel Networks fails to remedy the breach or perform the obligation within such period, the Buyer may, at its option, declare Nortel Networks to be in default and terminate this Agreement.  Such termination shall be in addition to any other remedies that the Buyer may have under this Agreement or at law or equity, including without limitation, the right to assume Nortel Networks’ responsibilities in the supply of the FWA Products.  In addition, Nortel Networks agrees to pay the Buyer all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in obtaining its supply of the FWA Products directly from Solectron.  The Buyer shall invoice Nortel Networks monthly for any such payment, and Nortel Networks shall pay any such invoice in full within forty-five (45) days of receipt.  If Nortel Networks interferes in the direct relationship between Solectron and the Buyer with regard to the FWA Products, then Nortel Networks shall pay the Buyer all of the reasonable costs and expenses incurred by the Buyer in obtaining its supply of the FWA Products from a third party.  The Buyer shall invoice Nortel Networks monthly for any such payment, and Nortel Networks shall pay any such invoice in full within forty-five (45) days of receipt.

8.0     LIMITATION OF LIABILITY

8.1     Limitation

In no event shall Nortel Networks or its agents or suppliers be liable to the Buyer for more than the amount of any actual direct damages up to the charges for the FWA Products that are the subject of the claim regardless of the cause and whether arising in contract, tort (including negligence) or otherwise.  This limitation will not apply to claims for damages for bodily injury (including death).

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NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT EXCEPT FOR BREACH OF THE OBLIGATIONS IN SECTION 7, TO THE MAXIMUM EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, CONTRACT, OR OTHERWISE, SHALL ONE PARTY BE LIABLE TO THE SECOND PARTY OR ANY OTHER PERSON FOR ANY LOSS OF, OR DAMAGE TO, THE SECOND PARTY’S OR AN END-USER’S RECORDS, FILES, OR DATA OR FOR LOSS OF PROFIT OR SAVINGS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, RELIANCE OR CONSEQUENTIAL DAMAGES, EVEN IF THE FIRST PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTHING IN THIS AGREEMENT SHALL ACT TO RESTRICT OR EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF ANY PARTY.

8.2     Third Party Indemnity

This Agreement is for the sole and exclusive benefit of the Parties, and it shall not be deemed to be for the direct or indirect benefit of any other person or entity, including without limitation either Party’s customers, suppliers or employees.  The Buyer shall indemnify and hold harmless Nortel Networks, and its Affiliates and each of their respective officers, directors, employees, managers, partners and agents, against and from any liability, loss, damage, cost and expense (including attorneys’ fees and costs of litigation) (collectively, “Losses”) arising out of or in connection with any claim or action solely to the extent arising after the Closing that any person or entity (other than the Buyer) may make or file against Nortel Networks or its Affiliates or any of their respective officers, directors, employees, managers, partners or agents in connection with this Agreement or the Services, regardless of the standard of negligence or culpability alleged

9.0     TERM OF AGREEMENT; DEFAULT; TERMINATION

9.1     Term and Termination

The term (“Term”) of this Agreement shall commence on the Effective Date and continue until termination.  The Agreement shall terminate upon the earliest to occur of the following:  (a) mutual agreement of the Parties; (b) December 31, 2004; (c) the occurrence and continuation of a Default by one Party thirty (30) days following receipt from the non-defaulting Party of a written demand for termination and the opportunity to cure during such 30-day period; or (d) Nortel Networks’ termination of this Agreement pursuant to Section 9.2 hereof.

9.2     Termination upon Sale of Buyer

In addition to the grounds for termination set forth in Section 9.1 (Term and Termination) hereof, the whole or part of this Agreement may be terminated by Nortel Networks in its sole discretion in the event of (i) the sale of all or substantially all of the assets or capital stock of the Buyer to, (ii) a merger of the Buyer with any third party in which the Buyer is not the surviving corporation with, or (iii) an assignment by the Buyer of all or some of the Buyer’s rights under this Agreement to, any entity which is a direct competitor of Nortel Networks.  In such event, the Buyer shall promptly notify Nortel Networks of any such sale, merger or intended assignment,

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and if Nortel Networks elects to terminate this Agreement, it shall so notify the Buyer and such termination shall be effective upon the Buyer’s receipt of such notice.

9.3     Effect of Termination

Upon termination of this Agreement by either Party:

(a)        The Buyer shall pay all undisputed amounts or charges owed to Nortel Networks as provided in this Agreement, provided that the Buyer shall have the right to set-off any amounts or charges owed to Nortel Networks against any amounts owing to Buyer by Nortel Networks pursuant to this Agreement.  If the aggregate amount owing by Nortel Networks to the Buyer is less than the aggregate amount owing by the Buyer to Nortel Networks, the Buyer shall pay the net amount in full within thirty (30) days of termination.

(b)        Provided the Buyer has made all payments required pursuant to paragraph (a) above, Nortel Networks shall deliver to the locations designated by the Buyer within three (3) weeks of the date of termination, all deliverables, if any, with respect to the Products, in exchange for payment by the Buyer of all amounts due with respect to such FWA Products.

9.4     Default

(a)        Either Party shall be deemed to be in default (such defaults, together with the defaults described in Section 9.4(b), each a “Default”) hereunder upon the occurrence of any one or more of the following events with respect to it:

(i)     Failure to perform or fulfill any material obligation or condition of this Agreement to be performed or fulfilled by such Party, if such failure continues for thirty (30) days (or such longer period of time as is agreed by the Parties to be reasonably necessary to allow such Party to so perform or observe such obligation) after written notice thereof is given by the other Party; or

(ii)     The making of any general assignment or arrangement for the benefit of creditors, the filing of a voluntary or involuntary petition in bankruptcy by or against such Party under any bankruptcy or insolvency law or similar proceeding, the appointment of a trustee or receiver or the commencement of a similar proceeding to take possession of, or the attachment or other judicial seizure of, substantially all of such Party’s assets, or the taking by such Party of any action in furtherance of the foregoing.

(b)        The Buyer shall be deemed to be in default hereunder if it fails to make any payment when due hereunder, if such failure continues for thirty (30) days after such payment was due, unless such payment is being actively contested in good faith by the Buyer.

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9.5     Survival

Notwithstanding any termination of this Agreement, (i) the terms of Section 3.5 (Expenses), Section 3.6 (Payment) and Section 3.7 (Taxes), Section 7.1 (Confidential Information), Section 7.3 (Irreparable Harm; Remedies) Section 8.1 (Limitation), Section 8.2 (Third Party Indemnity), Section 11.2 (Governing Law), Section 11.3 (Submission to Jurisdiction) and this Section 9.5 shall survive any such termination; and (ii) any outstanding payment obligations of the Buyer to Nortel Networks, and all provisions of this Agreement relating to payment of amounts due, shall survive any such termination, until all such sums are paid in full.

10.0     INSURANCE

Both Nortel Networks and the Buyer shall maintain, during the term of this Agreement, all insurance and/or bonds required by any applicable law, including but not limited to:  a) workers’ compensation insurance as prescribed by the laws of all states in which work pursuant to this Agreement is performed; b) employer’s liability insurance with limits of at least $5,000,000 per occurrence and $15,000,000 in the aggregate; and c) comprehensive general liability insurance (including products liability coverage, and contractual liability coverage) with each coverage having limits of at least $5,000,000 per occurrence and $15,000,000 in the aggregate.  Either party shall furnish certificates or other adequate proof of such insurance to the other upon written request.  Proof of a program of self-insurance acceptable to the requesting party (which acceptance shall not be unreasonably withheld) shall satisfy any such request.  Both Nortel Networks and the Buyer shall require any subcontractors and sales agents involved with the performance of work pursuant to this Agreement, to agree to maintain insurance coverage and to furnish certificates or other adequate proof thereof to both Nortel Networks and the Buyer upon written request.

11.0     GENERAL

11.1     Notice

All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to the Buyer:	Copy to:

Airspan Networks Inc.	Adorno & Yoss, P.A.
777 Yamato Road, Suite 105	2601 S. Bayshore Drive, Suite 1600
Boca Raton, Florida 33431	Miami, Florida 33133
Telecopy: (561) 893-8671	Telecopy: (305) 858-4777
Attention: Senior Vice President and Chief Financial Officer	Attention: Seth P. Joseph

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If to Nortel Networks:	Copy to:

Nortel Networks Limited	Nortel Networks Inc.
8200 Dixie Road	200 Athens Way
Suite 100	Nashville, TN 37228
Brampton, Ontario	Telecopy: (615) 432-4067
L6T 5P6	Attention: Law Department
Telecopy: (905) 863-8386
Attention: Secretary

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.2     Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

11.3     Submission to Jurisdiction

Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.1.  Nothing in this Section 8.3, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.4     Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, subject to the limitations on assignment in Section 11.10 (Assignability) hereof.

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11.5     Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.6     Entire Agreement

This Agreement (including the documents referred to herein) constitutes the entire agreement between the Buyer, on the one hand, and Nortel Networks, on the other hand.  All Schedules attached hereto are incorporated herein by reference.  This Agreement (including the documents referred to herein) supersedes any prior understandings, agreements, or representations by or between the Buyer, on the one hand, and Nortel Networks, on the other hand, whether written or oral, with respect to the subject matter hereof.

11.7     Independent Contractor

In performing the Services hereunder, Nortel Networks shall operate as and have the status of an independent contractor, subject only to the general direction of the Buyer regarding the Services to be rendered, as opposed to the method of performance of such Services.  No Party’s employees shall be considered employees or agents of the other Party, nor shall the employees of any Party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other Party’s employees.  Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties.  No Party shall have any power to control the activities and/or operations of the other Party.  No Party shall have any power or authority to bind or commit any other Party.

11.8     Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.9     Headings

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the provisions of this Agreement.

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11.10     Assignability

This Agreement may not be transferred by either Party without the prior written consent of the other Party, and any such purported transfer shall be void.  Notwithstanding the foregoing, either Party may, upon written notice to the other Party, transfer its rights under this Agreement to any Affiliate, in which case such Party shall remain jointly or severally liable with any such Affiliate for the fulfillment of all the terms and conditions hereof.  Neither Party shall transfer its rights nor obligations under this Agreement to any Affiliate unless and until any and all required government or third party approvals respecting such transfer (if any) have been received by Nortel Networks and the Buyer.

11.11     Force Majeure

Nortel Networks shall be excused for failure to provide any Service to the extent that such failure is directly or indirectly caused by acts of God, national emergency, labor dispute, software, equipment or electrical malfunction, transportation delays, telecommunication failures, or any other event or circumstance beyond the reasonable control of Nortel Networks, but only until the cessation of such event or circumstance, and if Nortel Networks shall have used its commercially reasonable efforts to avoid such occurrence and minimize its duration.  In the event that Nortel Networks’ performance hereunder is affected by such an event or circumstance, Nortel Networks shall promptly notify the Buyer of same, giving reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing, its obligations hereunder, and Nortel Networks shall use reasonable efforts to remove such force majeure.

11.12     Amendments and Waivers

The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.13     Currency

All references to dollar amounts in this Agreement and its Schedules are, unless otherwise explicitly stated in this Agreement or on such Schedule, in United States Dollars.

11.14     Language

The Parties have requested that this Agreement be prepared in the English language.  Les parties ont demandé que la présente convention soit rédigée en anglais.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

NORTEL NETWORKS LIMITED		AIRSPAN NETWORKS, INC.

By:	/s/ Arno Nadolny	By:	/s/ Peter Aronstam

Name: Arno Nadolny		Name: Peter Aronstam

Title: Attorney-in-fact		Title: Senior Vice President

Date: December 18, 2003		Date: December ____, 2003

Federal Tax I.D. Number: 75-2743995

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[*] Certain information on this Exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1

FWA PRODUCTS

RSS PRODUCTS

[*]

Solectron Guadalajara
	[*]	[*]
Material Cost	[*]	[*]
Full Cost	[*]	[*]
[*]

Material Cost	[*]
Full Cost	[*]
RSS Product Costs Include Outbound freight

BASE-STATION PRODUCTS							Other FWA PCBAs

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Solectron Milpitas Prices
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Cost for each [*],[*],[*],[*],[*],[*],[*] are subject to the following:

[*]

Min [* ]to update [*] for all except [*] and [*], which have already been updated.

[*].

[*]

Minimum Yield required for ICT is [*].
Minimum build quantity for each model is as noted above each PEC.

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[*] Certain information on this Exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2

COST METHODOLOGY AND PRICES

F2 Design

The F2 design price will be locked at [*] for 2004.  Any manufacturing yield improvements or yield degradation will be retained or absorbed by the EMS Provider.  Similarly, any positive or negative impacts in the cost structure due to material price changes or freight costs will be retained or absorbed by the EMS Provider.  Any material BOM changes due to Engineering Changes (“EC”) may cause the [*] price to be adjusted depending upon the amount of change directly tied to the component or components that changed per the EC.  If new material purchases are required beyond the amount of components currently on hand in Consignment inventories, then any price differentials will also be retained and absorbed by the EMS Provider.  This assumes pricing for Consignment inventories sold to the EMS Provider will remain constant at current cost.  The only exception would be tied to component part number A0740715 used on the F2 design.  For example, if quantities of this component are needed beyond what is available in consignment inventory, then the purchase price from the component supplier will be fixed at [*] versus the consignment selling price of [*] and the selling price of the F2 will be increased accordingly to $[*].  The F2 locked price of [*] assumes a minimum monthly run rate of [*] units and an annual minimum rate of [*] units.  If such run rates are not achieved, the [*] price for the F2 design may be subject to price increases.  The EMS Provider has agreed in principle to extend the aforementioned pricing methodology to the Buyer if the transition period is completed prior to the end of 2004.

F5 Design

The pricing methodology for the F5 design will be structured in the same general way as the F2 design.  Once production of the F5 product is restarted and manufacturing and test yield data are captured and a final set of material prices are determined, a locked 2004 F5 price will be determined between the Parties.  2004 volumes are forecasted to be between [*] units and locked F5 pricing will assume 2004 production in this range.

F6 Design

As the F6 design is not complete, the Parties agree to determine the price for this design upon release of a final design and bill of materials, which the Parties expect to occur some time in Q2 of 2004.

Base Stations

Pricing methodology for the Base Station products will be as follows:

The Solectron Base Station Prices will be locked, with the exception of Material Cost changes.  If new material purchases are required beyond the amount of components currently on hand in

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Consignment inventories, then any price differentials will directly reflected in Total Product Cost.  Any manufacturing yield improvements or yield degradation will be retained or absorbed by the EMS Provider.  Any material BOM changes due to Engineering Changes (“EC”) may cause a price to be adjusted depending upon the amount of change directly tied to the component or components that changed per the EC.  The locked prices assume a minimum build quantity as noted below along with ICT Yields of [*].

NTEG72AD: [*] units
NTEG71HA: [*] units
NTEG7776: [*] Units
NTEG7730: [*] Units
NTEG7760: [*] Units
NTEG7744: [*] Units
NTEG7753: [*] Units

If such run rates are not achieved, the price for these products may be subject to price increases.  The EMS Provider has agreed in principle to extend the aforementioned pricing methodology to the Buyer if the transition period is completed prior to the end of 2004.

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